EXHIBIT 99.1

RadioShack Corporation Prices $325 Million

2.50% Convertible Senior Notes due 2013

Fort Worth, Texas, August 12, 2008 — RadioShack Corporation (NYSE:RSH) announced today the pricing of its offering of $325 million aggregate principal amount of 2.50% convertible senior notes due 2013 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The aggregate principal amount offered was increased from the previously announced $300 million amount. In connection with the offering, RadioShack granted the initial purchasers a 30-day option to purchase up to $50 million aggregate principal amount of additional notes solely to cover over-allotments, if any. The sale of the note is expected to close on August 18, 2008, subject to satisfaction of customary closing conditions.

The senior unsecured notes will bear interest at a rate of 2.50% per year, payable semi-annually in arrears, beginning on February 1, 2009.

The notes will be convertible, subject to certain conditions, into cash and shares of RadioShack’s common stock, if any, at an initial conversion rate of 41.2414 shares of common stock per $1,000 principal amount of the notes. The conversion rate is subject to adjustment in certain circumstances. The initial conversion rate represents an initial conversion price of approximately $24.25 per share, or a conversion premium of approximately 32.50% to the closing price of RadioShack’s common stock on August 12, 2008, which was $18.30 per share.

RadioShack may not redeem the notes prior to their maturity. Holders of the notes may require RadioShack to purchase all or a portion of their notes, in cash, upon the occurrence of certain fundamental changes involving RadioShack.

RadioShack estimates that the net proceeds of this offering will be approximately $316.7 million (or approximately $365.6 million if the initial purchasers’ over-allotment option is exercised in full), after deducting discounts and commissions and estimated expenses. RadioShack intends to use approximately $40.1 million of the net proceeds of this offering to pay the net cost of convertible note hedge and warrant transactions that it expects to enter into with affiliates of certain initial purchasers, which are referred to as the option counterparties (representing the cost of the convertible note hedge transactions, partially offset by the proceeds of the warrant transactions). RadioShack also intends to use approximately $100.0 million of the net proceeds from this offering to repurchase shares of its common stock concurrently with the offering in privately negotiated transactions. RadioShack expects to use the remaining proceeds for general corporate purposes, including as a source of working capital to replace RadioShack’s $300.0 million revolving credit facility, which is scheduled to terminate in June 2009.

In connection with the pricing of the notes, RadioShack entered into privately-negotiated convertible note hedge transactions relating to shares of its common stock initially issuable upon conversion of the notes with the option counterparties. RadioShack has also entered into privately-negotiated warrant transactions relating to shares of its common stock with the option counterparties, pursuant to which it may be obligated to issue shares of its common stock. The convertible note hedge transactions have a strike price equal to the initial conversion price of the notes and the warrant transactions have a strike price of $36.60 per share, which is 100% higher than the closing price of RadioShack’s common stock on August 12, 2008. The convertible note hedge transactions are expected to reduce the potential dilution to RadioShack’s common stock upon any conversion of the notes. Although the warrant transactions could separately have a dilutive effect to the extent that the price of RadioShack’s common stock exceeds the applicable strike price of the warrants, from RadioShack’s perspective, the convertible note hedge transactions and warrant transactions, taken together, will have the net economic effect of increasing the conversion price of the notes.

If the initial purchasers exercise their over-allotment option to purchase additional notes, the notional size of the convertible note hedge transactions and warrant transactions will be automatically increased so that they also relate to a number of shares of RadioShack’s common stock initially issuable upon conversion of the additional notes.

In connection with establishing their initial hedge of these convertible note hedge and warrant transactions, RadioShack has been advised that the option counterparties and/or their respective affiliates expect to, concurrently with, or shortly after, the pricing of the notes, enter into various over-the-counter derivative transactions with respect to RadioShack’s common stock and/or purchase shares of RadioShack’s common stock in secondary market transactions. These activities could have the effect of increasing or preventing a decline in the price of RadioShack’s common stock concurrently with or following the pricing of the notes. In addition, the option counterparties and/or their respective affiliates expect to modify their hedge position following the pricing of the notes from time to time by entering into or unwinding various derivative transactions with respect to RadioShack’s common stock and/or by purchasing or selling RadioShack’s common stock in secondary market transactions (and are likely to do so during any observation period related to the conversion of the notes). These transactions and activities could have the effect of increasing, preventing a decline in or adversely impacting the value of RadioShack’s common stock and/or the value of the notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein and shall not constitute an offer, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction. The offering of the notes will be made only by means of an offering memorandum relating to the offering. The notes and the common stock issuable on conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws, and are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issuable on conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance. Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding these and other factors is described in the preliminary offering memorandum relating to the offering and in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

Contact:

Martin O. Moad

Vice President and Controller

(817) 415-2383

investor.relations@radioshack.com